As filed with the Securities and Exchange Commission on June 21, 2002
                                                    Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                     USCORP
                 ----------------------------------------------
             (Exact Name of Registrant as specified in its charter)


         Nevada                        87-0403330                     6719
-----------------------            -------------------     ---------------------------
(State or other jurisdiction of       IRS Employer         Primary Standard Industrial
 Incorporation or organization)   Identification Number)   Classification Code Number)


                         4535 W. Sahara Ave., Suite 204
                             Las Vegas, Nevada 89102
                 -----------------------------------------------
   (Address, including zip code of registrant's principal executive offices)

                                 (702) 933-4034
                              ---------------------
                  (Registrant's Area Code and Telephone Number)


                                     USCORP
                           Employee Compensation Plan
                       and Form of Compensation Agreement
                       ----------------------------------
                              (Full Title of Plans)

                             Larry Dietz, President
                                     USCORP
                         4535 W. Sahara Ave., Suite 204
                             Las Vegas, Nevada 89102
              -----------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                          ----------------------------

                                 CALCULATION OF REGISTRATION FEE

=========================================================================================
Title of Each Class                   Proposed Maximum   Proposed            Amount of
of Securities         Amount to be    Offering Price     Maximum Aggregate   Registration
to be Registered      Registered (1)  Per Share (2)      Offering Price (2)  Fee
-----------------------------------------------------------------------------------------
Common                4,200,000       $.72              $3,024,000          $278.21

=========================================================================================


(1) Consists of shares granted and to be granted pursuant to the USCORP Employee Compensation Plan, subject to adjustment for anti-dilution as provided therein.

(2) The proposed maximum offering price and the proposed maximum aggregate offering price have been calculated pursuant to Rule 457(h)(1) on the basis of the average closing price for the last five days of trading.

                                EXPLANATORY NOTE

     USCorp has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register 4,200,000 shares of Common Stock, par value $.01 per share, granted under a certain Employee Compensation Plan. The information required by Part I of Form S-8 with respect to the foregoing shares is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have been filed by USCORP (the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to their reporting requirements under section 13 or 15(d) of the Securities Exchange Act of 1934 ("the Exchange Act" or "the Act"), are incorporated by reference into this Registration Statement:

         (a) The Registrant's most recent report on Form 8-K dated June 12, 2002, filed with the Commission on June 13, 2002;

         (b) The Registrant's most recent Annual Report on Form 10-KSB for the fiscal year ended September 30, 2001, filed with the Commission on February 4, 2002;

         (c) The Registrant's most recent Form 10-Q for the quarter ended March 31, 2002, filed with the Commission on May 14, 2002; and

         (d) All documents subsequently filed by USCORP with the Commission after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold, or issued, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.       DESCRIPTION OF SECURITIES.

              Not applicable.

ITEM 5.       INTERESTS OF NAMED EXPERTS AND COUNSEL.

              Not applicable.

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

              Limitation of Liability.

         (a) The Registrant's Articles of Incorporation do not contain any provisions regarding limits of liability.

         (b)  Nevada Revised Statutes.

          "NRS 78.747 Liability of stockholder, director or officer for debtor liability of corporation.

              1. Except as otherwise provided by specific statute, no stockholder, director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the stockholder, director or officer acts as the alter ego of the corporation.

              2. A stockholder, director or officer acts as the alter ego of a corporation if:

                  (a)  The  corporation  is  influenced   and  governed  by  the
stockholder, director or officer;

                  (b) There is such unity of interest and ownership that the corporation and the stockholder, director or officer are inseparable from each other; and

                  (c) Adherence to the corporate fiction of a separate entity would sanction fraud or promote a manifest injustice.

               3. The question of whether a stockholder, director or officer acts as the alter ego of a corporation must be determined by the court as a matter of law."

Indemnification.

     (a)  Articles of Incorporation.

     The Articles of Incorporation of the Registrant provide for the following regarding indemnification:

     "Section 1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fee), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     2. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fee), actually and reasonable incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interest of the Corporation and except no indemnification shall be made in respect of any claim, issue or matter as to which such a person shall have been adjudged to be liable for negligence of misconduct in the performance of his duty to the Corporation unless and only to the extent the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     3. To the extent that any person  referred to in paragraphs 1 and 2 of this
Article XI has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including
attorneys'  fees)  actually  and  reasonably   incurred  by  him  in  connection
therewith.

     4. Any indemnification under paragraphs 1 and 2 of this Article XI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs 1 and 2 of this Article
XI. Such determination shall be made (a) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

     5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as provided in this Article XI.

     6. The indemnification provided by this Article XI shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     7. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article XI.

     8. For the purposes of this section, references to "the corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity."

     (b)  Bylaws.

     The Bylaws of the Registrant do not contain any provisions with respect to indemnification:

     (c)  Nevada Revised Statutes.

     "NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

     (a) Is not liable pursuant to NRS 78.138 [directors and officers duty to exercise their powers in good faith and with a view to the interests of the corporation]; or

     (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS
78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

     (a)  Is not liable pursuant to NRS 78.138; or

     (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

     Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     NRS  78.751  Authorization  required  for  discretionary   indemnification;
advancement of expenses; limitation on indemnification and advancement of expenses.

     1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

         (a)  By the stockholders;

         (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

         (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

         (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

         (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     NRS 78.752 Insurance and other financial arrangements against liability of directors, officers, employees and agents.

     1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

     2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

         (a)  The creation of a trust fund.

         (b) The establishment of a program of self-insurance.

         (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

         (d) The establishment of a letter of credit, guaranty or surety.

     No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

     3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

     4. In the absence of fraud:

         (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

         (b) The insurance or other financial arrangement:

              (1)  Is not void or voidable; and

              (2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

     5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS."

     USCorp has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED.

     The Company has unregistered securities issued to a limited number of persons, pursuant to an Employee Compensation Plan of USMetals, Inc., ("USMetals"), a recently acquired private Nevada Corporation. No underwriters or underwriting discounts or commissions were involved. There was no public offering in any such transaction, and the Company believes that each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), by reason an exemption provided under Rule 701 (17 CFR 230.701).

     In reliance on 17 CFR 230.701, the plan shares issued thereunder are deemed to be "restricted securities" (as that term is defined in 17 CFR 230.144), thus, the resale of the plan shares must be in compliance with the registration requirements of the Securities Act of 1933 (the "Act"), or by an exemption from those requirements; however, the plan shares may be resold 90 (ninety) days from the date the USMetals became subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as in the case of USMetals becoming acquired by a reporting company as the result of that certain Stock Transfer Agreement, dated April 2, 2002. Moreover, the Company believes the plan shares may be resold at any time by persons who are not "affiliates" of USMetals or the Company (as defined in 17 CFR 230.144) in reliance on 17 CFR 230.144 without compliance with paragraphs (c), (d), (e), and
(h) of paragraph (d) of section 230.144.

ITEM 8.       EXHIBITS.

Exhibit No.   Description

4             Employee Compensation Plan.

5 Opinion of Roy C. Hopkins, Esq. regarding legality of the Securities being registered.

23.1          Consent of Henry Schiffer, CPA, independent auditor

23.2          Consent of Counsel (included in Exhibit 5).

ITEM 9.       UNDERTAKINGS.

              The Registrant undertakes that it will:

              (1)  File,   during  any  period  in  which  it  offers  or  sells
securities, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement.

              Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the Registration Statement.

              PROVIDED, HOWEVER, that Registrant does not need to give the statements in paragraph (1)(i) and (1)(ii) if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by USCORP under the Exchange Act.

              (2) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

              (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

              If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement hereunder to be signed by the following persons in the capacities and on the date indicated:

Signature                           Title                             Date
---------                           -----                             ----
/s/Robert Dultz
___________________        Chairman and CEO                       June 20, 2002
Robert Dultz

/s/Larry Dietz
___________________        President and Director                 June 20, 2002
Larry Dietz

/s/Michael D Love
___________________        Vice President                         June 20, 2002
Michael D Love

/s/Donald E Brown
___________________        Vice President                         June 20, 2002
Donald E Brown

/s/Spencer Eubank
___________________        Secretary, Treasurer and Director      June 20, 2002
Spencer Eubank

/s/Carl O'Baugh
___________________        Vice President and Director            June 20, 2002
Carl O'Baugh

/s/Tom Owens
___________________        Director                               June 20, 2002
Tom Owens

                                  EXHIBIT INDEX

Number         Exhibit Description
------         -------------------
4        Employee Compensation Plan, dated September 8, 2000.

5        Opinion Re: Legality.

23.1     Consent of Accountants.

23.2     Consent of Counsel (included in Exhibit 5).



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